Exhibit 99.1

Our Ref: Your Ref: Please reply to:	14/14/24447 to be advised Mr. Kay Chan

Suite 2507, 25/F
BY EMAIL & BY POST	K11 Atelier King’s Road
728 King’s Road
Speed Group Holdings Limited	Quarry Bay, Hong Kong
Office D, 19/F, EGL Tower
83 Hung To Road	Tel: 2324-5788
Kwun Tong, Kowloon	Fax: 2666-0847
Hong Kong

30 January 2026

Re: Consent of Ho Kan Lawyers

Dear Sirs,

1.	We have acted as the Hong Kong legal advisor to Speed Group Holdings Limited (the “Company”), a company incorporated in Cayman Islands, in connection with: -

a.	the Company’s proposed initial public offering (the “IPO”) of 1,500,000 ordinary shares with US$0.0001 par value per share of the Company (the “Ordinary Shares”), as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (collectively, the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act 1933, as amended (the “Act”) in relation to the IPO; and

b.	the Company’s proposed listing of the Ordinary Shares with the NASDAQ Capital Market.

2.	We confirm that we are lawyers qualified to practice in Hong Kong and to give this legal opinion (the “Opinion”).

3.	For the purpose of this Opinion, we have carried out due diligence on the Company’s wholly-owned subsidiary, Speed Logistics Global Limited (“SLGL”), a company incorporated with limited liability in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) (the “HK Subsidiary”), reviewed and examined copies of the Registration Statement, and such other documents as we have considered necessary or advisable for the purpose of rendering this Opinion, provided to us by the Company and the HK Subsidiary or obtained through public searches (collectively the “Documents”). Where certain facts were not independently established and verified by us, we have relied upon statements made by, among others, appropriate representatives of the Company or the HK Subsidiary.

4.	This Opinion is limited to and is given on the basis on the current laws of Hong Kong as at the date hereof. We have not made any investigation of, and do not express or imply any opinion on, the laws of any other jurisdiction other than the laws of Hong Kong as at the date hereof.

5.	Based on the due diligence results, the HK Subsidiary has not passed any voluntary winding up resolution and no petition has been presented to or order made by any courts in Hong Kong for the winding up or administration of the HK Subsidiary and that no receiver has been appointed in relation to the HK Subsidiary or any of its assets or revenues.

6.	Subject to the Assumptions and Qualifications listed in the Schedule hereto and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as at the date of this Opinion as we consider relevant, we are of the opinion that:

a.	The description of Hong Kong laws and the legal matters relating to the Company’s business activities in Hong Kong under the captions “PROSPECTUS SUMMARY”, “RISK FACTORS”, “ENFORCEABILITY OF CIVIL LIABILITIES”, “BUSINESS”, “REGULATION”, “TAXATION” and “LEGAL MATTERS” correctly and fairly summarize and describe the matters referred to therein as at the date hereof and are true and accurate in all material respects;

b.	Nothing has been omitted from such description which would make the same misleading in any material aspect; and

c.	In relation to the enforceability of People’s Republic of China (the “PRC”) national laws in Hong Kong:

i.	As disclosed in the Registration Statement, Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and constitutional document for Hong Kong. The Basic Law provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”.

ii.	Pursuant to the Basic Law, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. Whilst the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including but not limited to, the PRC Data Security Law, the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, and the PRC Personal Information Protection Law do not apply to our Hong Kong-based businesses. Therefore, these regulatory actions should not have material effect on the operations of the HK Subsidiary and the Group as a whole.

iii.	Whilst we acknowledge the regulatory uncertainty with respect to the implementation and interpretation of the laws and regulations of the PRC and the risks that the PRC government may exert more control over the affairs of Hong Kong through long arm provisions under the current laws and regulations and future legislations, as disclosed in the Registration Statement, could materially affect the operations of the HK Subsidiary and the Group as a whole if they become applicable to the HK Subsidiary. However, such risks should be assessed in the context of the Basic Law and the restrictions imposed on Annex III thereto, as explained above.

iv.	In summary, PRC national laws do not apply to Hong Kong unless specifically set out in Annex III of the Basic Law of Hong Kong.

7.	This Opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this Opinion and may not be used for any other purpose without our prior written consent.

8.	We hereby consent to the use of this Consent Letter in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours faithfully,

Ho Kan Lawyers

SCHEDULE

Part A – Assumptions

In giving this Opinion we have assumed without further enquiry:-

1.	the genuineness of all signatures, seals and dates and the correct identity and legal capacity and authority of all signatories and corporate officers in each of the copies of the Documents;

2.	that each of the parties to the Documents, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (ii) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his respective obligations under such documents to which it is a party in accordance with the laws of the jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

3.	the authenticity, completeness and factual accuracy of all Documents and corporate records presented to us for our review as originals and the conformity with the originals of all Documents and corporate records presented to us for review as copies;

4.	unless otherwise stated in this Opinion, that the Documents are up-to-date and have not been amended and remain in full force and effect;

5.	that the Documents reviewed by us still exist and have not been varied, cancelled or superseded by some other documents or agreements of which we have not been provided with a copy by the Company and/or the HK Subsidiary or any action taken by any party that is contrary to any of the matters stated in those Documents;

6.	where a document was provided to us in draft form, it was executed or will be executed in the form of that draft;

7.	all Documents provided to us are genuine, true and continue to be true, complete, up-to-date, accurate and not misleading and no relevant information/matters or material documents have been withheld from us, whether deliberately or inadvertently;

8.	all facts stated in the Documents on which we have relied when providing this Opinion are, and continue to be, true and accurate;

9.	that corporate power of any party to enter into and perform their obligations under any of the Documents and that all necessary corporate actions to authorise the signing, delivery and performance of the relevant Documents was or has been taken;

10.	unless specifically disclosed to us, the parties to any contractual document to which any of SLGL is a party have not breached or threatened to breach any of the terms of such contractual document;

11.	that the officers of SLGL have acted in good faith at all times in relation thereto and that they have not omitted to inform us of any matter or thing which is material in relation to the enquiries raised by us;

12.	that the information disclosed by the public searches was then complete, accurate and up-to-date and has not since then been altered or added to and that such searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time of the searches;

13.	that no matters should have been disclosed by SLGL, at the relevant government authority other than those matters disclosed by the results of the relevant searches actually carried out by us, and that the information revealed by the relevant searches was complete and accurate in all respects and has not

14.	since the time of such searches or inquiries been altered and that such searches did not fail for any reason to disclose any information which had been delivered for registration or filing but which did not appear in the information available to us at the time of such searches, and that no filings or registration were made subsequent to the time of the searches and prior to the issue of this Opinion; and

15.	that no disposition of property effected by the Documents, nor any transaction contemplated thereby, is a gift, made at an undervalue, made for no consideration or for consideration the value of which is significantly less than the consideration provided by SLGL; but if it is, then SLGL entered into the transaction in good faith and for business purposes and for which, at the time the transaction was entered into, there were reasonable grounds for believing that the transaction would benefit SLGL.

Part B – Qualifications

The Opinion set out above are, however, subject to the following qualifications:-

1.	We have made no investigation of and express no opinion as to any law other than Hong Kong law in force at and as interpreted at the date of this Opinion. We are not qualified to, and we do not, express any opinion on the laws of any other jurisdiction. Without prejudice to the generality of the preceding sentences, our opinion is not intended to constitute, nor should it be construed as, advice regarding the securities laws or any other laws of the United States or any State thereof and we express no opinion as to the jurisdiction of any court of the United States or any State thereof;

2.	The Opinion is subject to the effects of:

(a)	certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation;

(b)	any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form;

(c)	judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defences, or calculation of damages; and

(d)	the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

3.	The Opinion is issued based on our understanding of the laws of Hong Kong. For matters not explicitly provided under the laws of Hong Kong, the interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will ultimately take a view that is not contrary to our opinion stated above;

4.	Nothing in the Opinion shall be construed as an opinion that the Registration Statement complies with any legal or regulatory requirement as to its contents;

5.	The searches conducted by us do not reveal conclusively whether or not such an order, resolution or notice has been made, as certain documents may not be immediately filed at the Official Receiver’s Office, the Hong Kong Companies Registry and the High Court of Hong Kong and even if filed may not be immediately registered or entered onto the public records or databank of the relevant company. It is also possible that such searches may not be up to date as at the time of issue of this Opinion; and

6.	This Opinion is to be governed by and construed in accordance with the laws of Hong Kong and is limited to and is given on the basis of the current law and practice in Hong Kong as at the date hereof.

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